Voxware Announces Fiscal 2005 Second Quarter Results

Revenue Increases and Improvements in Net Income Continue

PRINCETON, NJ -- February 2, 2005 -- Voxware, Inc. (OTC: VOXW), a leading supplier of voice-based solutions for the logistics workforce, announced financial results for the quarter and six months ended December 31, 2004.

Three Months Ended December 31
	2004	2003	% Change
	(in thousands, except gross margin data)		(positive numbers indicate favorable variance, numbers in () indicate unfavorable variance)
Total Revenues	$ 4,286	$ 3,171	+35%
Net Income/(Loss) applicable to common stockholders	$ (449)	$ (1,526)	+71%

Six Months Ended December 31
	2004	2003	% Change
	(in thousands, except gross margin data)		(positive numbers indicate favorable variance, numbers in () indicate unfavorable variance)
Total Revenues	$ 7,180	$ 4,603	+56%
Net Income/(Loss) applicable to common stockholders	$ (1,151)	$ (3,707)	+69%

"Voxware continues to make significant progress toward our financial goals, and this quarter was a record revenue quarter for the Company," stated Tom Drury, Voxware's CEO. "We increased revenues by 56% from the comparable prior year six-month period, and we made substantial progress toward profitability. Our progress on an operating basis has been particularly impressive; gross margins on revenues have increased from 39.6% in the first six -month of last year, to 50.8% in the current six-month period. When excluding $720,000 in amortization of deferred employee compensation (a non-cash item) for the current six-month period the Company generated an operating profit of $40,000. In addition, working capital (cash plus receivables) continues strong at $4.1 million as of December 31, 2004. We shipped a record number of units, trained a record number of users, and deployed our VoiceLogistics® solution to a record number of facilities during this past quarter."

About Voxware

Voxware's corporate headquarters are in Lawrenceville, New Jersey, with operating offices in Cambridge, Massachusetts and the United Kingdom. Additional information about Voxware can be obtained on the Internet at www.voxware.com.

For Additional Information:

Press Contact: Investor Relations Contact:

Steve Gerrard IR@voxware.com

Voxware, Inc.

609.514.4100 x4110

This news release may contain forward-looking statements. Such statements are subject to certain factors that may cause Voxware's plans to differ or results to vary from those expected including the risks associated with Voxware's need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware's need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware's results of operations; competition from others; Voxware's evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware's need for additional capital; and a variety of risks set forth from time to time in Voxware's filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.